EXHIBIT TO ITEM 77K OF FORM N-SAR

May 29, 2018

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561

To whom it may concern:

We have read the statements made by
FEG Absolute Access Fund LLC and FEG
Absolute Access Fund I LLC (the
Registrants) and are in agreement with the statements contained in Item 77K of Form
N-SAR. We have no basis to agree or
disagree with other statements of the
Registrants contained therein.


/s/ Ernst & Young LLP
Cincinnati, OH
May 29, 2018